Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of JELD-WEN Holding, Inc. of our report dated February 23, 2016, except with respect to our opinion on Note 23, Earnings (Loss) per Share, and the financial statement schedule included in Schedule I, as to which the date is June 1, 2016, relating to the financial statements and financial statement schedule which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Charlotte, North Carolina

December 16, 2016